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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                           UAXS GLOBAL HOLDINGS INC.,

                              MIGRATION CORPORATION

                                       and

                             UNIVERSAL ACCESS, INC.

                            Dated as of July 18, 2001

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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 18, 2001, among Universal Access, Inc., a Delaware corporation (the "COMPANY"), UAXS Global Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("HOLDINGS"), and Migration Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdings ("MERGER SUB").

                                    RECITALS

            WHEREAS, the respective boards of directors of each of Holdings, Merger Sub and the Company have approved the merger of the Company with Merger Sub (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, the Merger is intended as a holding company reorganization under Delaware General Corporation Law (the "DGCL") Section 251(g) in which the Company will become a wholly-owned subsidiary of Holdings;

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       The Merger; Closing; Effective Time

            I.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section I.2) the Company shall be merged with Merger Sub and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II, III and IV. The Merger shall have the effects specified in the DGCL.

            I.2. EFFECTIVE TIME. As soon as practicable following the execution of this Agreement, the Company and Holdings will cause this Agreement to be filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL.


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The Merger shall become effective at 12:01 a.m. as measured in Chicago, Illinois on July 20, 2001 (the "EFFECTIVE TIME").

                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

            II.1. THE CERTIFICATE OF INCORPORATION. The restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law, except that: (a) the Charter shall be amended to include Article Fifteenth, which reads in its entirety as follows:

            "FIFTEENTH: Any act or transaction by or involving this Corporation other than the election or removal of directors that requires for its adoption under the Delaware General Corporation Law as the same exists or may hereafter be amended or this Amended and Restated Certificate of Incorporation the approval of the stockholders of this Corporation shall, pursuant to Section 251(g) of such General Corporation Law, require, in addition, the approval of the stockholders of UAXS Global Holdings Inc. (or any successor by merger), by the same vote as is required by such General Corporation Law and/or by this Amended and Restated Certificate of Incorporation; provided that no provision of this Amended and Restated Certificate of Incorporation shall be deemed or construed to require the approval of the stockholders of UAXS Global Holdings Inc. to elect or remove directors of this Corporation."

and (b) Article Fourth of the Charter shall be deleted in its entirety and replaced with the following: "The aggregate number of shares that this Corporation shall have the authority to issue is 1,000,000 shares of Common Stock, par value $0.01 per share."

            II.2. THE BY-LAWS. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

            III.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.


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            III.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

            IV.1. EFFECT ON CAPITAL STOCK .

            (a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share and each fraction of a share of the Common Stock, par value $0.01 per share, of the Company (a "SHARE" or, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time, together with the Company Right (as defined below) or any fraction thereof associated with each Share or fraction thereof, shall be converted into one share or an equal fraction of a share of Common Stock, par value $0.01 per share, of Holdings ("HOLDINGS COMMON STOCK") together with a Holding Company Right (as defined below) or an equal fraction of such Holding Company Right (together, the "MERGER CONSIDERATION"), associated with each share of Holdings Common Stock or fraction thereof. At the Effective Time, all Shares and Company Rights shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (an "OLD CERTIFICATE") formerly representing any of such Shares and Company Rights shall thereafter represent only the right to the Merger Consideration and the right to receive any distribution or dividend pursuant to Section IV.2(c). For purposes of this Agreement, (i) "Company Right" means one preferred stock purchase right issued to the holders of Shares pursuant to the Preferred Stock Rights Agreement, dated as of July 31, 2000 (the "Company Rights Agreement"), between the Company and Wells Fargo, and (ii) "Holding Company Right" means one preferred stock purchase right issued to the holders of Holdings Common Stock according to the terms of the Assumption of and Amendment to the Universal Access, Inc. Preferred Stock Rights Agreement, dated as of July 13, 2001, among the Company, Holdings and Wells Fargo, and this Section 1(a).

            (b) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Holdings, each share of Common Stock, par value $0.01 per share, of Holdings shall be canceled and cease to exist, and the Company, as the sole holder of such shares, shall thereafter cease to have any rights with respect to such shares.

            (c) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of Merger Sub, each share of Common Stock, par value $0.01 per share, of Merger Sub shall be converted into one share of Surviving Corporation and shall, upon conversion, constitute all of the issued and outstanding shares of Common Stock of Surviving Corporation, so that, immediately


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following the Merger, the Surviving Corporation shall be a wholly-owned subsidiary of Holdings.

            IV.2. EXCHANGE OF OLD CERTIFICATES FOR SHARES.

            (a) EXCHANGE AGENT. As of the Effective Time, Holdings shall deposit, or shall cause to be deposited, with an exchange agent selected by Holdings (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, certificates representing the shares of Holdings Common Stock and Holding Company Rights to be issued in exchange for Shares and Company Rights outstanding immediately prior to the Effective Time upon due surrender of the Old Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV.

            (b) EXCHANGE PROCEDURES. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with an appropriate letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Holdings Common Stock and Holding Company Rights that such holder is entitled to receive pursuant to this Article IV, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares (and associated Company Rights) that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Holdings Common Stock (and associated Holding Company Rights) may be issued if the Old Certificate formerly representing such Shares (and associated Company Rights) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Holdings Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Holdings Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of Holdings or the Exchange Agent that such tax has been paid or is not applicable.

            For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental agency or other body, or other entity of any kind or nature.

            (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. (i) All shares of Holdings Common Stock to be issued pursuant to the Merger shall be issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Holdings in respect of the Holdings Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of shares of Holdings Common Stock for which Old Certificates remain outstanding as of the dividend or distribution payment date and which have not been cancelled.


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            (ii) Holders of unsurrendered Old Certificates shall be entitled to vote after the Effective Time at any meeting of Holdings stockholders the number of whole shares of Holdings Common Stock represented by such Old Certificates, even though such holders have not exchanged their Old Certificates.

            (d) LOST, STOLEN OR DESTROYED OLD CERTIFICATES. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate a certificate for the shares of Holdings Common Stock and any unpaid dividends or other distributions in respect thereof pursuant to Section IV.2(c).

                                    ARTICLE V

                                    Covenants

            V.1. STOCK EXCHANGE LISTING AND DE-LISTING. Holdings shall cause the shares of Holdings Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market subject to official notice of issuance, prior to the Effective Time. The Surviving Corporation shall use its best efforts to cause the Shares to be no longer be quoted on The Nasdaq National Market and de-registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as soon as practicable following the Effective Time.

                                   ARTICLE VI

                            Miscellaneous and General

            VI.1. AMENDMENT AND TERMINATION. Subject to the provisions of applicable law, at any time prior to the Effective Time, (a) the boards of directors of the parties hereto may amend this Agreement and (b) the board of directors of the Company or of Merger Sub may terminate this Agreement.

            VI.2. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            VI.3. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.


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            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                      UNIVERSAL ACCESS, INC.

                                      By: ______________________________________
                                          Name:  Patrick C. Shutt
                                          Title: Chief Executive Officer


                                      UAXS GLOBAL HOLDINGS INC.

                                      By: ______________________________________
                                          Name:  Patrick C. Shutt
                                          Title: Chief Executive Officer


                                      MIGRATION CORPORATION

                                      By: ______________________________________
                                          Name:  Patrick C. Shutt
                                          Title: Chief Executive Officer


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CERTIFICATIONS:

The undersigned secretary of the Company hereby certifies that this Agreement has been adopted pursuant to Delaware General Corporation Law subsection 251(g) and that the conditions specified in the first sentence of such subsection have been satisfied.

__________________________________
Scott D. Fehlan, Secretary,
Universal Access, Inc.

The undersigned secretary of Merger Sub hereby certifies that this Agreement has been adopted pursuant to Delaware General Corporation Law subsection 251(g) and that the conditions specified in the first sentence of such subsection have been satisfied.

__________________________________
Scott D. Fehlan, Secretary,
Migration Corporation


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